Exhibit 10.1

FIRST AMENDMENT TO
SECURITIES PURCHASE AGREEMENT

This First Amendment to Securities Purchase Agreement, dated as of April 24, 2015 (this “Amendment”), is entered into by and among Guardian 8 Corporation, a Nevada corporation (the “Company”), Guardian 8 Holdings, a Nevada corporation (“Parent”), and the investors listed on the signatory pages hereto (each individually, a “Buyer”, and collectively the “Buyers”).

RECITALS:

A. The Company and the Buyers entered into that certain Securities Purchase Agreement (the “Agreement”) dated May 27, 2014, and other Transaction Documents, whereby Parent agreed to sell to Buyers, and Buyers agreed to purchase from Parent, $7,000,000 of convertible senior secured Debentures.

B. On or about March 27, 2015, Buyers holding in excess of 65% of the outstanding Debentures consented to amend the Agreement and other Transaction Documents to (i) allow for up to an additional $5,000,000 of Debentures to be issued by Parent pursuant to the Agreement, (ii) reduce the Debenture Conversion Share price and Warrant Share price to $0.25, and (iii) otherwise conform the Agreement and other Transaction Documents to reflect the intentions of the resolutions made by the Buyers.

C. The parties to this Amendment wish to amend certain terms of the Agreement, Debentures and other Transaction Documents to (i) extend the Maturity Date of the Debentures to July 31, 2016, (ii) allow for the payment of Interest under the Debentures to be made in restricted shares of Parent’s Common Stock, (iii) reduce the Debenture Conversion Share price to $0.075, (iv) reduce the Warrant Share price to $0.10, and (v) reduce the price per share relating to Forced Conversion Conditions to $0.20 as relates to all Forced Conversions set forth in the Debenture Agreements.

D. Section 9(e) of the Agreement requires Parent to receive the consent of the Majority Holders (sixty-five percent (65%)($4,436,491.80) of the aggregate number of Registrable Securities issued pursuant to the Agreement and other Transaction Documents).

E. This Amendment shall become effective upon receipt of signatures from a minimum of the Majority Holders.

NOW, THEREFORE, in consideration of the premises and mutual promises set forth herein, the parties, intending to be legally bound, agree as follows:

1. Definitions. For the purposes of this Amendment, all capitalized terms used in this Amendment that are not defined herein shall have the meanings ascribed to such terms in the Agreement and other Transaction Documents.

2. Amendment to Agreement and Debentures. Pursuant to the March 27, 2015 consent, the Agreement and Debentures shall be amended to (i) allow for up to an additional $5,000,000 of Debentures to be issued by Parent pursuant to the Agreement, (ii) reduce the Debenture Conversion Share price and Warrant Share price to $0.25.

3. Reduction in Debenture Conversion Price and Warrant Share Price. The Debentures and other Transaction Documents shall be hereby further amended to reduce the Debenture Conversion Share price to $0.075 and reduce the Warrant Share Price to $0.10.

4. Amendment to Debenture Maturity Date. The Debentures and other Transaction Documents shall be hereby amended to extend the Maturity Date of the Debentures to July 31, 2016 (the “New Maturity Date”).

5. Amendment to Interest Payments. Section (2) of the Debentures shall be deleted and replaced to read as follows:

(2)           INTEREST; INTEREST RATE.  Interest on this Debenture shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable in arrears for each Payment Quarter on the first day of the succeeding Payment Quarter during the period beginning on March 1, 2015 and ending on, and including, the Maturity Date (each, an “Interest Date”). Interest shall be payable on each Interest Date, to the record holder of this Debenture on the applicable Interest Date, in shares of restricted Common Stock (“Interest Shares”).  Interest to be paid on an Interest Date in Interest Shares shall be paid in a number of fully paid and nonassessable shares (provided, that if the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share) of Common Stock equal to the quotient of (a) the amount of Interest payable on such Interest Date less any Cash Interest paid and (b) the Interest Conversion Price in effect on the applicable Interest Date.  When Interest Shares are paid on an Interest Date, then the Company shall (X) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and such action is not prohibited by applicable law or regulation or any applicable policy of DTC, credit such aggregate number of Interest Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal At Custodian system, or (Y) if the foregoing shall not apply, issue and deliver within three Trading Days after the applicable Interest Date, to the address set forth in the register maintained by the Company for such purpose pursuant to the Securities Purchase Agreement or to such address as specified by the Holder in writing to the Company at least two Business Days prior to the applicable Interest Date, a certificate, registered in the name of the Holder or its designee, for the number of Interest Shares to which the Holder shall be entitled. Upon the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to thirteen percent (13.00%) (the “Default Rate”).  In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.  The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Interest Shares; provided that the Company shall not be required to pay any tax that may be payable in respect of any issuance of Interest Shares to any Person other than the Holder or with respect to any income tax due by the Holder with respect to such Interest Shares

6. Amendment to Forced Conversion Prices. Section 4(b)(iii) of the Debentures shall be amended to:

i.	Reduce the ten consecutive Trading Day period price per share from $1.00 to $0.20 as relates to the Forced Conversion Conditions during the term of the Debenture; and

ii.	Reduce the ten day closing price prior to the New Maturity Date down from $0.80 to $0.20 as relates to a Forced Conversion at Maturity.

7. Enforceable Documents. Except as modified herein, the parties agree that all terms and conditions of the Agreement and other Transaction Documents are and shall remain in full force and effect.

8. Severability. If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment will remain in full force and effect. Any provision of this Amendment held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9. Applicable Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles.

10. Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes. Signatures of the parties transmitted by facsimile or electronically shall be deemed to be their original signatures for all purposes.

11. Effective Date. This Amendment shall be effective upon receipt of signatures from the Majority Holders.

SIGNATURE PAGES TO FOLLOW

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the Company, Parent and Buyers hereto as of the date first herein above written.

PARENT:

GUARDIAN 8 HOLDINGS,
a Nevada corporation

By: /s/ C. Stephen Cochennet
       C. Stephen Cochennet, CEO/President

COMPANY:

GUARDIAN 8 CORPORATION,
a Nevada corporation

By: /s/ C. Stephen Cochennet
 C. Stephen Cochennet, CEO/President

Buyers Signature Pages to Follow

Buyers:

/s/ C. Stephen Cochennet                                                                       /s/ James G. Miller
C. Stephen Cochennet                                                                            James G. Miller
($170,000 = 2.49%)                                                                                   ($50,000 = 0.73%)

/s/ Kyle Edwards
Kyle Edwards
($10,000 = 0.15%)

/s/ Jim Nolton
Jim Nolton for Nolton Enterprises
($20,372.60 = 0.30%)

/s/ William Clough
William Clough
($10,000 = 0.15%)

(Additional signatures to follow)

Wolverine Flagship Fund Trading Limited	Pinnacle Family Office Investments, L.P.
($1,400,000 = 20.51%)	($1,000,000 = 14.65%)

By: /s/ Kenneth L. Nadel	By: /s/ Barry M. Kitt

Name: Kenneth L. Nadel	Name: Barry M. Kitt

Title: Authorized Signatory	Title: Manager, Pinnacle Family Office
L.L.C. the General Partner of Pinnacle
Family Office Investments, L.P. dba
Pinnacle III Investments

CK Management, LLC	Atlas Allocation Fund, L.P.
($1,000,000 = 14.65%)	($1,000,000 = 14.65%)

By: /s/ Cary Luskin	By: /s/ Robert H. Alpert

Name: Cary Luskin	Name: Robert H. Alpert

Title: Manager	Title: President of GP

Calm Waters Partnership	Hard 4 Holdings LLC
($500,000 = 7.33%)	($250,000 = 3.66%)

By: /s/ Richard S. Strong	By: /s/ Reid S. Walker

Name: Richard S. Strong	Name: Reid S. Walker

Title: Managing Partner	Title: Managing Member

Brett Luskin
($50,000 = 0.73%)

/s/ Brett Luskin

Taylor Luskin	Cary Luskin
($50,000 = 0.73%)	($50,000 = 0.73%)

/s/ Taylor Luskin	/s/ Cary Luskin

Sandor Capital Master Fund
($200,000 = 2.93%)

By: /s/ John S. Lemak

Name: John S. Lemak

Title: General Partner

Vestal Venture Capital	GUNDYCO ITF Helmsbridge Holdings Limited
($80,000 = 1.17%)	($50,000 = 0.73%)

By: /s/ Allan R. Lyons	By: /s/ Sruli Weinreb

Name: Allan R. Lyons	Name: Sruli Weinreb

Title: Managing Member of the	Title: Vice President of Equity Investments
Managing GP

JSL Kids Partners
($50,000 = 0.73%)

By: /s/ John S. Lemak

Name: John S. Lemak

Title: General Partner

James K. Price
($100,000 = 1.47%)

By: /s/ James K. Price